          As filed with the Securities and Exchange Commission on March 25, 1997
                                                    Registration No. 333- ______


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            REGISTRATION STATEMENT

                                      ON
                                   FORM S-3

                                     Under
                          The Securities Act of 1933

                              ----------------

                        YES! ENTERTAINMENT CORPORATION

            (Exact name of Registrant as specified in its charter)

                              ----------------
        Delaware                                           94-3165290
-------------------------------                        --------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

                         3875 Hopyard Road, Suite 375
                             Pleasanton, CA 94588
                                (510) 847-9444

      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ----------------

                             BRUCE D. BOWER, ESQ.
                           Executive Vice President,
                         General Counsel and Secretary
                         3875 Hopyard Road, Suite 375
                             Pleasanton, CA 94588
                                (510) 847-9444

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ----------------

                                  Copies to:

    RICHARD J. CHAR, ESQ.                       KENNETH L. HENDERSON, ESQ.
    DEBRA B. ROSLER, ESQ.                          ERIC L. COHEN, ESQ.
Wilson Sonsini Goodrich & Rosati           Robinson Silverman Pearce Aronsohn
   Professional Corporation                           Berman LLP
      650 Page Mill Road                      1290 Avenue of the Americas
  Palo Alto, California 94304                   New York, New York 10104
      (415) 493-9300                               (212) 541-2000

                              ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                              Proposed            Proposed
                                                               Maximum             Maximum         Amount of
                                          Amount to be     Offering Price         Aggregate       Registration
Title of  Securities to be Registered      Registered       Per Share(1)      Offering Price(1)       Fee
================================================================================================================
Common Stock, par value $.001 per share      4,325,591        $4.969            $21,493,862          $6,513
----------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on March 20, 1997.
                               ----------------

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                         YES! ENTERTAINMENT CORPORATION
          4,325,591 SHARES OF COMMON STOCK (PAR VALUE $.001 PER SHARE)

     The 4,325,591 shares of Common Stock of YES! Entertainment Corporation, a Delaware corporation ("YES!" or the "Company") offered hereby (the "Common Stock") are being sold by the Selling Stockholders identified herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the securities offered hereby.

     Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to underwriting agreements in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act. See "Plan of Distribution." The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The underwriting discounts and selling commissions, if any, and fees of legal counsel, if any, for the Selling Stockholders, will be borne by the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

     The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing sell orders on behalf of any Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol YESS. On March 20, 1997, the last reported sales price of the Common Stock as reported on the Nasdaq National Market was $4.969 per share.

                                --------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                MARCH 25, 1997

                               TABLE OF CONTENTS

                                                    Page
                                                    ----
Incorporation of Certain Documents by Reference...    2
Prospectus Summary................................    3
The Company.......................................    3
Risk Factors......................................    4
Dividend Policy...................................    8
Selling Stockholders..............................    8
Plan of Distribution..............................    9
Legal Matters.....................................    9
Experts...........................................   10
Available Information.............................   10


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents or portions of documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 0-25916) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1995; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; (5) Proxy Statement for Annual Meeting of Shareholders held on May 22, 1996; (6) Proxy Statement for Special Meeting of Shareholders held on September 24, 1996; (7) Current Report on Form 8-K filed on February 11, 1997;
(8) Current Report on Form 8-K filed on March 25, 1997; and (9) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on April 20, 1995, declared effective on June 7, 1995 and amended by the Company's Registration Statement on Form 8-B filed on October 31, 1996.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person to whom this Prospectus is delivered, a copy of any and all of such documents which are incorporated herein by reference (exclusive of exhibits unless such exhibits are specifically incorporated by reference herein), upon written request to YES! Entertainment Corporation, 3875 Hopyard Road, Suite 375, Pleasanton, California 94588, to the attention of the Secretary (telephone number (510) 847-9444).

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              PROSPECTUS SUMMARY

       YES! and YAK BAK are registered trademarks and YES! GEAR, MEGA, POWER PENZ, V-LINK, AIR VECTORS, YES! PRE-SCHOOL, YES! GIRL, DISGUSTING DESIGNS, RADICAL AIR WEAPONS (R.A.W.), YES! EXTREME and YES! GAMES are trademarks of YES! Entertainment Corporation. MRS. FIELDS is a registered trademark of the Mrs. Fields Development Corporation. BASKIN 31 ROBBINS is a registered trademark of Baskin-Robbins USA, Incorporated.

                                  THE COMPANY

       YES! Entertainment Corporation ("YES!" or the "Company") develops, manufactures and markets toys and other entertainment products, including a variety of interactive products. YES! applies innovative technology available in other industries to design products that are fun for children and build on their natural creativity. Most of YES!'s products target children between the ages of two and twelve, a market of over 45 million in North America alone.

       YES! has introduced several lines of products since being founded in December 1992. A substantial portion of the Company's current products are marketed under the YES! Gear brand. YES! Gear is comprised of the Company's
Yak Bak and Mega lines of products. These products, which include both children's electronic and audio products, are designed to appeal to kids six to twelve years of age with their high impact design and unique play activities. The Company also markets Power Penz, a line of pens that incorporate toys and activities. In 1996, the Company also launched a line of food activity products with Mrs. Fields Baking Factory, a toy oven using mixes developed in conjunction with the Mrs. Fields Development Corporation, and V-Link, a new line of communications products designed to be a short-range, toll-free radiophone system that includes voice-messaging, conference call and private conversation features.

       In 1997, the Company expects to introduce a number of new products and product lines. These include the Baskin-Robbins Ice Cream Maker, a toy ice cream maker with which children can prepare ice cream for their family using delicious mixes developed in conjunction with Baskin-Robbins USA, Incorporated., Air Vectors, a line of small vehicles for boys that transform and launch flying objects, such as airplanes or missiles, YES! Pre-School, a line of pre-school products with incorporate popular features from YES!'s highly successful Yak Bak line, YES! Girl, a line of electronic toys and activities specially for girls, Disgusting Designs, a ghoulish new art activity center for boys, and Radical Air Weapons (R.A.W.), a line of toy guns that shoot foam balls that expand three times their original size in the air.

       YES! was incorporated in California in September 1992 and began operations in November 1992. The Company changed its state of incorporation to Delaware in October 1996.

       The Company generated net revenues of $69.7 million, $55.7 million, $36.4 million and $25.9 million in 1996, 1995, 1994 and 1993, respectively. The Company incurred operating losses from its inception through the quarter ended June 30, 1995, incurred a net loss of approximately $12.6 million in 1996, and had an accumulated deficit of approximately $52.7 million at December 31, 1996.

       The Company's executive offices are located at 3875 Hopyard Road, Suite 375, Pleasanton, California 94588 and its telephone number is (510) 847-9444.

                                 RISK FACTORS

     The securities offered hereby involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider the following risk factors, along with other information referred to herein. No investor should participate in this offering unless such investor can afford the loss of his or her entire investment. Because of the variety and uncertainty of the factors affecting the Company's operating results, past financial performance and historic trends may not be a reliable indicator of future performance. These factors, as well as other factors affecting the Company's operating performance, and the fact that the Company participates in a highly dynamic industry, may result in significant volatility in the Company's common stock price. This prospectus contains certain forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ materially from those projected in such forward-looking statements due to a number of risk factors, including those set forth below.

     Limited Operating History; History of Losses; Accumulated Deficit. The Company has a short operating history, having commenced operation in November 1992 and shipped its first product in July 1993. Although the Company has achieved approximately $188 million in cumulative net sales through December 31, 1996, the Company incurred substantial operating losses in 1993 and 1994 and again in 1996, and at December 31, 1996 had an accumulated deficit of approximately $52.7 million. Future profitability is dependent upon the Company's ability to successfully and timely introduce, finance and manufacture its new products, successfully market its existing products and collect trade receivables in a timely manner.

     Dependence on 1997 Products. In 1997, the Company has introduced and expects to commence sales of a number of new product lines in new product categories, such as the Baskin-Robbins Ice Cream Maker, Air Vectors, YES! Extreme, YES! Games and YES! Pre-School. In addition, the Company also expects to expand its existing product lines in 1997, particularly its YES! Gear and Power Penz line of products. Manufacturing of certain of these items in commercial quantities has not commenced or is just commencing. The Company expects that completing the development and the manufacture of its 1997 product lines will place great demands on management and other Company resources. If the Company is not able to complete the development, tooling, manufacture and successful marketing of its 1997 product lines, the Company's operating results and financial condition would be materially adversely affected.

     Dependence on YES! Gear and Power Penz. The majority of the Company's current product lines are sold under the YES! Gear and Power Penz brands, which together accounted for 83% and 58% of the Company's sales in 1996 and 1995, respectively. The Company expects the YES! Gear, in particular the Yak Bak, and the Power Penz product lines to continue to account for a substantial percentage of the Company's business. In addition, the Company is aware that a number of toy manufacturers have attempted to duplicate the Company's success in this area of product by introducing similar lines of products in 1996 and for 1997. While the Company believes it will compete favorably with these new products on the basis of styling, quality, product depth and promotional support, there can be no assurance that the sale of these competitive products will not impact the sale of the YES! Gear or Power Penz product lines, particularly on the basis of price.

     Just in Time Inventory; Compressed Sales Cycles. Most of the Company's most significant customers have adopted inventory management systems to track sales of particular products and rely on reorders being filled rapidly by suppliers, rather than maintaining large on-hand inventories to meet consumer demand. While these systems reduce a retailer's investment in inventory, they increase pressure on suppliers like the Company to fill orders promptly and shift a significant portion of inventory risk to the supplier. The limited inventory carried by the

Company's customers may also reduce or delay consumer sell-through which in turn could impair the Company's ability to obtain reorders of its product in quantities necessary to permit the Company to achieve planned sales and income growth. In addition, the Company may be required to incur substantial additional expense to fill late reorders in order to ensure the product is available at retail prior to Christmas; these may include drop-shipment expense and higher advertising allowances which would otherwise be born by the Company's customers. In the event that anticipated reorders do not materialize, the Company may incur increased inventory carrying costs.

     Changes in 1997 Product Line. The Company constantly evaluates the toy markets and its development and manufacturing schedules. As the year progresses, the Company may elect to reduce the number of products it currently plans on shipping in 1997 for a variety of reasons, which include but are not limited to more accurate evaluation of demand, supply and manufacturing difficulties, or competitive considerations. Similarly, the Company may add products to its 1997 line either by accelerating development schedules or strategic acquisitions of current product lines. Reducing or adding products from and to the Company's line may have an impact on the Company's financial performance depending on, among other things, the price points, advertising and promotional support for and development, tooling and manufacturing costs of such products, relative to products they replace or are replaced by, as the case may be, if at all.

     Sales Concentration Risk. The Company's ten largest customers accounted for approximately 85%, 87% and 68% of net sales for the years ending December 31, 1996, 1995 and 1994, respectively. For the year ended December 31, 1996, the Company's two largest customers, Toys "R" Us and Wal-Mart, Inc., accounted for 21% and 20% of net sales, respectively. For the year ended December 31, 1995, the same two customers each accounted for approximately 27% of net sales and for the year ended December 31, 1994, Toys "R" Us and Wal-Mart, Inc. accounted for 21% and 14% of net sales, respectively. While the Company intends to expand distribution to new accounts, the Company expects to continue to depend on a relatively small number of customers for a significant percentage of its sales. Significant reductions in sales to any one or more of the Company's largest customers would have a material adverse effect on the Company's operating results. Because orders in the toy industry are generally cancelable at any time without penalty, there can be no assurance that present or future customers will not terminate their purchase arrangements with the Company or significantly change, reduce or delay the amount of products ordered from the Company. Any such termination of a significant customer relationship or change, reduction or delay in significant orders could have a material adverse effect on the Company's operating results.

     Price Protection; Stock Balancing; Reliance on Timely Payment. In connection with the introduction of new products, many companies in the toy industry discount prices of existing products, provide for certain advertising allowances and credits or give other sales incentives to their customers, particularly their most significant customers. In addition, in order to address working capital requirements, sales of inventory, changes in marketing trends and other issues, many companies in the toy industry allow retailers to return slow-moving products for credit, or if the manufacturer lowers the prices of its products, to provide price adjustments for inventories on hand at the time the price change occurs. The Company has made such accommodations in the past, and there can be no assurance that the Company will not make accommodations such as stock balancing, returns, other allowances or price protection adjustments to a significant degree in the future. Any such accommodations by the Company in the future could have a material adverse effect on the Company's operating results. In addition, in the past certain of the Company's retail customers have delayed payment beyond the date such payment is due. Delays in payments from retail customers in the future could materially impact the Company's anticipated cash flow to the detriment of the Company's business.

     Seasonality. The Company's revenues, as with many other toy companies, are highly seasonal, with a majority of retail sales occurring during the December holiday season. Accordingly, the Company expects that its operating results will vary significantly from quarter to quarter, particularly in the quarters ending September 30, and December 31, when the majority of products are shipped to the Company's customers.

     Short Product Cycles. Consumer preferences in the toy industry are continuously changing and are difficult to predict. Few products achieve market acceptance, and even when they do achieve commercial success, products typically have short life cycles. There can be no assurance that (i) new products introduced by the Company will achieve any significant degree of market acceptance, (ii) acceptance, if achieved, will be sustained for any significant amount of time, or (iii) such products' life cycles will be sufficient to permit the Company to recover development, manufacturing, marketing and other costs associated therewith. In addition, sales of the Company's existing product lines are expected to decline over time, and may decline faster than expected unless existing products are enhanced or new product lines are introduced. Failure of new product lines to achieve or sustain market acceptance would have a material adverse effect on the Company's operating results and financial condition.

     International Business Risk. The Company will rely in 1997 principally on foreign distributors to market and sell the Company's products outside the United States. Although the Company's international sales personnel work closely with its foreign distributors, the Company cannot directly control such entities' sales and marketing activities and, accordingly, cannot directly manage the Company's product sales in foreign markets. In addition, the Company's international sales may be disrupted by currency fluctuations or other events beyond the Company's control, including political or regulatory changes.

     Dependence on Manufacturing Facilities Based in People's Republic of China. The Company contracts for the manufacture of substantially all of its products with entities based in Hong Kong whose manufacturing facilities are located in the People's Republic of China. In 1997, Hong Kong will become a sovereign territory of the People's Republic of China. While the People's Republic of China has provided assurances that Hong Kong will be allowed to maintain critical economic and tax policies, there can be no assurance that political or social tensions will not develop in Hong Kong that would disrupt this process. In addition, recent tensions between the People's Republic of China and the Republic of China (Taiwan), and the United States' involvement therein, could result either in a disruption in manufacturing in the China mainland or in the imposition of tariffs or duties on Chinese manufactured goods. Either event would have an adverse impact on the Company's ability to obtain its products or on the cost of these products, respectively, such that its operating results and financial condition would be materially adversely affected.

     Dependence on Restrictive Facility. The Company is dependent on an Accounts Receivable Management Agreement (the "ARM Agreement") with the BNY Financial Corporation to meet its financial needs during 1997, due in large part to the seasonality of the Company's business whereby the Company is required to finance the manufacture of a substantial portion of its products in the summer and autumn but does not collect on the sale of these products until the fourth quarter of that year and the first quarter of the following year. Under the terms of the ARM Agreement, BNY Financial Corporation has taken a first priority security interest in substantially all of the Company's assets, including its intellectual property. The ARM Agreement also contains a number of restrictive covenants, including covenants concerning the requirement that Donald Kingsborough and Sol Kershner, the Company's Chief Executive Officer and Chief Financial Officer, respectively, remain active in the management of the Company. The Company was not in compliance with the quick ratio and profitability covenants at December 31, 1996 and has obtained a waiver from BNY Financial Corporation with regard to these covenants. In the event the Company falls out of compliance with the ARM Agreement, and BNY Financial Corporation does not provide financing, the Company would not be able to finance its operations as contemplated, and its operating results and financial condition would be materially adversely affected.

     Volatility of Stock Price. The Company's Common Stock has experienced significant price volatility and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of the Company or of other toy companies or announcements by the Company or its competitors regarding new product introductions or other developments affecting the Company. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stock and that have been unrelated or disproportionate to the operating performance of these companies.

     Dependence on Key Personnel. The Company's future success will depend to a significant extent on the efforts of key management personnel, including Donald
D. Kingsborough, the Company's Chairman and Chief Executive Officer, and Sol Kershner, the Company's Chief Financial Officer and Chief Operating Officer, and other key employees. The loss of one or more of these employees could have a material adverse effect on the Company's business. In addition, the Company believes that its future success will depend in large part on its ability to attract and retain highly qualified management, operations and sales personnel. There can be no assurance that the Company will be able to attract and retain the employees it needs to in order to ensure its success.

     No Dividends. The Company does not anticipate that any cash dividends will be declared or paid in the foreseeable future. In addition, the Company is restricted under its bank line of credit from paying any dividends.

     Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Board of Directors has the authority to issue up to 1,915,000 shares of Preferred Stock (net of 85,000 shares previously issued by the Company) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Bylaws and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. In addition, the Loan and Security Agreement entered into with BNY Financial Corporation limits the Company's ability to pay dividends without the lender's consent.


                              SELLING STOCKHOLDERS

     The shares of Common Stock offered hereby by the Selling Stockholders are issuable upon conversion of convertible subordinated debentures in the aggregate principal amount of $1,566,667 (the "Debentures") and 85,000 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") held by Infinity Investors Limited and Fairway Capital Limited (the "Purchasers") and upon the exercise of warrants to purchase an aggregate of 300,000 shares of Common Stock (the "Warrants"). Warrants to purchase 202,500, 22,500 and 75,000 shares of Common Stock are held respectively by Infinity Investors Limited, Fairway Capital Limited and Brown Simpson, LLC ("Brown Simpson" and together with the Purchasers, the "Selling Stockholders"). The Debentures, the Preferred Stock and the Warrants were issued to the Selling Stockholders in connection with a private placement in March 1997.

     The number of shares registered on the registration statement of which this Prospectus is a part and the number of shares offered hereby have been determined by agreement between the Company and the Purchasers. The number of shares of Common Stock that will ultimately be issued to the Purchasers upon conversion of the Debentures and the Preferred Stock is dependent upon a conversion formula which relies in part on the closing bid price of the Common Stock for the five (5) trading days immediately preceding the date of conversion and therefore cannot be determined at this time.

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of March 20, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby by the Selling Stockholders.

                                                                                     Shares
                                                                                    Owned After
                                Shares Beneficially       Number of               Offering(1)(2)
                                Owned Prior to            Shares Being   ---------------------------------
Selling Stockholder             Offering(1)               Offered            Number            Percent
---------------------------    ----------------------     -------------  ------------     ----------------
Infinity Investors Limited      3,825,532(1)(3)              3,825,532          0               *
Fairway Capital Limited           425,059(1)(3)                425,059          0               *
Brown Simpson, LLC                 75,000                       75,000          0               *

-----------------------
* Less than 1%.
(1) Based on 14,043,432 shares of Common Stock outstanding on March 20, 1997.
(2) Assumes the sale of all shares offered hereby to unaffiliated third parties.
(3) Based, in part, upon a hypothetical conversion of the full principal amount of the Debentures and the total outstanding number of shares of Preferred Stock on March 20, 1997. By agreement with the Company, no Purchaser may acquire beneficial ownership (as defined in Rule 13d-3 promulgated by the Commission under the Exchange Act) of more than 4.9% of the outstanding shares of Common Stock.

                                  PLAN OF DISTRIBUTION

          The 4,325,591 shares of Common Stock of the Company offered hereby (the "Shares") may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, either pursuant to a Registration Statement of which this Prospectus forms a part or, if available, under Section 4(1) of the Securities Act of 1933, as amended (the "Securities Act") or Rule 144 promulgated thereunder.

          This offering is not being underwritten. The Selling Stockholders, directly, through agents designated from time to time or through broker-dealers or underwriters also to be designated (who may purchase as principals and resell for their own account), may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including but not limited to a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, an exchange distribution in accordance with the rules of such exchange, and a combination of any such methods of sale, on the Nasdaq National Market or on any other market or stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such market or exchange or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. From time to time the Selling Stockholders may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. Further, except as set forth herein, the Selling Stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Common Stock.

          The Selling Stockholders may also pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts.

          Resales or reoffers of the Shares by the Selling Stockholders must be accompanied by a copy of this Prospectus.

          The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

          The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares for a period of three (3) years after the effective date of this Prospectus or such earlier date when all of the shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 or Rule 144A under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.

                                 LEGAL MATTERS

          Certain matters with respect to the legality of the issuance of the Securities offered hereby have been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. As of the date of this Prospectus, certain members, employees and affiliates of Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 7,985 shares of Common Stock and warrants to purchase an aggregate of 1,140 shares of Common Stock.

                                    EXPERTS

          The consolidated financial statements of YES! Entertainment Corporation appearing in the YES! Entertainment Corporation Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock being offered, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, which may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

          The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office referred to above and at the Commission's regional offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601-2511. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol YESS. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

          The Company intends to furnish to its stockholders annual reports containing financial statements audited and reported on by its independent public accounting firm and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.

                                          Amount
                                            To
                                         Be Paid
                                         --------
SEC Registration Fee..................   $ 6,513
Nasdaq National Market listing fee....    17,500
Edgar Filing Expenses.................     2,000
Legal Fees and Expenses...............    40,000
Accounting Fees.......................         0
Transfer Agent and Registrar's Fees...     4,000
Miscellaneous Expenses................         0
                                         -------
     Total............................   $70,013
                                         =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Company currently has secured such insurance on behalf of its officers and directors.

     The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     In addition, the Amended and Restated Registration Rights Agreement, filed as Exhibit 4.4 hereto, contains provisions for indemnification by the Selling Stockholders of the Registrant and its officers, directors, and controlling persons against certain liabilities under the Securities Act.


ITEM 16.   EXHIBITS

     Exhibit
     Number                            Description
    --------             -------------------------------------------------------
     4.1(1)              Certificate of Designation of the Series A Convertible
                         Preferred Stock.

     4.2(2)              Form of Registrant's Common Stock Certificate.

     4.3                 Amended and Restated Convertible Debenture and
                         Convertible Preferred Stock Purchase Agreement dated as of March 18, 1997 among Infinity Investors Limited,
                         Fairway Capital Limited and the Registrant.

     4.4 Amended and Restated Registration Rights Agreement dated as of March 18, 1997 among Infinity Investors
                         Limited, Fairway Capital Limited and the Registrant.

     4.5(3)              Form of Warrant dated March 18, 1997.

     4.6(4)              Form of Convertible Subordinated Debenture dated March
                         18, 1997.

     5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding the legality of the securities being issued.

     23.1                Consent of Ernst & Young LLP, independent auditors.

     23.2                Consent of Counsel (included in Exhibit 5.1).

    24.1                 Power of Attorney (see page II-4).

-------------------
(1) Incorporated by reference to Exhibit 4.1 filed with the Registrant's
    Current Report on Form 8-K, which was filed with the Commission on March 25, 1997.

(2) Incorporated by reference to Exhibit 4.3 filed with the Registrant's Post-Effective Amendment No. 4 on Form S-3 to Registration Statement on Form S-1 (File No. 33-91408), which became effective on November 20, 1996.

(3) Incorporated by reference to Exhibit 4.3 filed with the Registrant's Current Report on Form 8-K, which was filed with the Commission on March 25, 1997.

(4) Incorporated by reference to Exhibit 4.2 filed with the Registrant's Current Report on Form 8-K, which was filed with the Commission on March 25, 1997.

ITEM 17.  UNDERTAKINGS

  The undersigned Registrant hereby undertakes, in accordance with the following sections of Item 512 of Regulation S-K:

  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       (3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (c) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on March 25, 1997.

                                YES! ENTERTAINMENT CORPORATION

                                By:  /s/ BRUCE D. BOWER
                                   ---------------------------------
                                    Bruce D. Bower
                                    Executive Vice President.
                                    General Counsel and Secretary


                               POWER OF ATTORNEY

     KNOWN ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald D. Kingsborough and Bruce D. Bower and each of them, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-, (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


     Signature                            Title                                   Date
     ---------                            -----                                   ----
/s/ Donald D. Kingsborough      Chairman of the Board and Chief Executive      March 25, 1997
---------------------------      Officer (Principal Executive Officer)
Donald D. Kingsborough

/s/ Sol Kershner                Chief Financial Officer                        March 25, 1997
---------------------------      (Principal Financial and Accounting Officer)
Sol Kershner

/s/ David C. Costine            Director                                       March 25, 1997
---------------------------
David C. Costine

/s/ Esmond T. Goei              Director                                       March 25, 1997
---------------------------
Esmond T. Goei

                                Director
---------------------------
Michael J. Marocco


/s/ Gary L. Nemetz              Director                                       March 25, 1997
---------------------------
Gary L. Nemetz


                               INDEX TO EXHIBITS

    Exhibit
    Number                                Description
   ---------                    ----------------------------------------------

     4.1(1)                     Certificate of Designation of the Series A
                                Convertible Preferred Stock.

     4.2(2)                     Form of Registrant's Common Stock Certificate.

     4.3                        Amended and Restated Convertible Debenture and
                                Convertible Preferred Stock Purchase Agreement dated as of March 18, 1997 among Infinity
                                Investors Limited, Fairway Capital Limited and the Registrant.

     4.4                        Amended and Restated Registration Rights
                                Agreement dated as of March 18, 1997 among Infinity Investors Limited, Fairway Capital
                                Limited and the Registrant.

     4.5(3)                     Form of Warrant dated March 18, 1997.

     4.6(4)                     Form of Convertible Subordinated Debenture dated
                                March 18, 1997.

     5.1                        Opinion of Wilson Sonsini Goodrich & Rosati,
                                P.C., regarding legality of the securities being issued.

     23.1 Consent of Ernst & Young LLP, independent auditors.

     23.2                       Consent of Counsel (included in Exhibit 5.1).

     24.1                       Power of Attorney (see page II-4).
----------------

(1) Incorporated by reference to Exhibit 4.1 filed with the Registrant's Current Report on Form 8-K, which was filed with the Commission on March 25, 1997.

(2) Incorporated by reference to Exhibit 4.3 filed with the Registrant's Post-Effective Amendment No. 4 on Form S-3 to Registration Statement on Form S-1 (File No. 33-91408), which became effective on November 20, 1996.

(3) Incorporated by reference to Exhibit 4.3 filed with the Registrant's Current Report on Form 8-K, which was filed with the Commission on March 25, 1997.

(4) Incorporated by reference to Exhibit 4.2 filed with the Registrant's Current Report on Form 8-K, which was filed with the Commission on March 25, 1997.